EXHIBIT 4.8

                               TELEPAD CORPORATION
                             STOCK OPTION AGREEMENT

____________________         Stock Option Grant number:
Employee                     Date of Grant:
                             Option price per share:
                             Total number of shares granted:

On the date of the grant shown above, TelePad Corporation (the "Company"), a Delaware corporation, granted to you (the "Optionee") an option to purchase shares of Common Stock of the Company, in the number and at the price as shown above, and in all respects subject to the terms, definitions and provisions of the 1992 Stock Option Plan, as amended (the "Plan") of the Company, which is incorporated herein by reference, as follows:

1.  NATURE OF THE OPTION - This  option is  intended  to be an  Incentive  Stock
Option.

2. OPTION PRICE - The option price indicated above for each share of Common Stock is $______.

3. EXERCISE OF OPTION - The option shall be exercisable, cumulatively, as follows:

            (i)  RIGHT  TO   EXERCISE  -  The  option   shall  be   exercisable,
cumulatively, as follows:

                 * ______ shares will vest upon _______________________________.
                 * ______ shares will vest upon _______________________________.
                 * ______ shares will vest upon _______________________________.

All outstanding options vest in the event that the Company is purchased or if the Company should go public.

            (ii) METHOD OF EXERCISE - This option shall be exercisable by written notice which shall state the election to exercise this option, the number of shares in respect of which this option is being exercised, and such other representation and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company. The written notice shall be accompanied by payment of the purchase price.

            (iii) RESTRICTIONS ON EXERCISE - This option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation. The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares


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evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect of that registration under such Act is not required. No Option is valid without a signed non-compete agreement on the part of the Optionee.

4. NON-TRANSFERABILITY OF OPTION - This option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5. TERMINATION OF EMPLOYMENT - If an Optionee's employment terminates, he/she may, within 180 days after the termination date, exercise the Option to the extent that he/she was entitled to exercise it on the termination date.

TelePad Corporation


By____________________       By___________________      By_____________________
     Chairman                     President                  Optionee

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